Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED PAYOFF AGREEMENT AND STIPULATION

This Amended and Restated Payoff Agreement and Stipulation (this “Agreement”) is entered into as of May 24, 2017, by Cadiz Inc., a Delaware corporation (“Cadiz Inc.”), Cadiz Real Estate LLC, a Delaware limited liability company (collectively with Cadiz Inc., “Cadiz”), MSD Credit Opportunity Master Fund, L.P. (“MSD”), Milfam II L.P. (“Milfam”), WPI-Cadiz Farm CA, LLC (“WPI”; collectively with Milfam and MSD, the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Agent”). Cadiz, the Lenders, and the Agent may be referred to herein as the Parties, or individually, as a Party.

RECITALS

A.	Cadiz, as borrowers, the Lenders and the Agent are party to that certain Amended and Restated Credit Agreement, dated as of October 30, 2013 (the “Credit Agreement”; capitalized terms used but not defined herein having the meanings set forth therein), as amended by the First Amendment dated as of November 23, 2015, the Second Amendment dated as of February 8, 2016, the Third Amendment dated as of March 4, 2016, the Fourth Amendment dated as of April 28, 2016, and the Fifth Amendment (the “Fifth Amendment”) dated as of November 29, 2016 (the “Fifth Amendment Effective Date”).

B.	It was a condition precedent to the effectiveness of the Fifth Amendment that Cadiz Inc. issue to each Lender a Warrant to Purchase Common Stock of Cadiz Inc. (collectively, the “Warrants”). Cadiz Inc. issued such Warrants on the Fifth Amendment Effective Date. Each Warrant provides that Cadiz Inc. will be required to issue Warrant Stock (as defined in each Warrant) to the applicable Lender holder beginning on the “Initial Exercise Date” of such Warrant, which Initial Exercise Date would occur, in each case, if any principal or interest amounts are outstanding under the Credit Agreement on the date that is the one hundred and eightieth (180th) day following the Fifth Amendment Effective Date. The parties hereto stipulate that the one hundred and eightieth (180th) day following the Fifth Amendment Effective Date is May 28, 2017.

C.	Section 2.3 of the Credit Agreement is entitled “Optional Prepayments.” Section 2.3(a) states “At any time and from time to time, the Borrowers may prepay the Secured Term Loans, in whole or in part (in increments of not less than $100,000), for an amount equal to the Accreted Loan Value of the amount being prepaid through the day prior to the date of such prepayment plus the Applicable Prepayment Premium, upon at least thirty (30) Business Days’ notice to the Agent, which notice shall specify the principal amount of the Secured Term Loans to be prepaid, the total prepayment amount and the date on which such prepayment will be delivered to the Agent. It shall not be a condition to the delivery by the Borrowers of such prepayment notice that the Borrowers have sufficient available funds to make such prepayment. The Agent shall deliver any prepayment notice it receives from the Borrower under this Section 2.3(a) to the Lenders within three (3) Business Days of receipt of such notice.” Section 2.3(c) states that “the Borrowers shall not have any right to prepay the Loans other than as set forth in this Section 2.3 and as required by Section 2.6 (Mandatory Prepayments).”

D.	All Parties agree that Cadiz Inc. delivered written notice of prepayment; however, there is a disagreement as to the date of that notice. Cadiz Inc. asserts that it delivered proper notice in March 2017 and again on May 1, 2017 (the “May Notice”) and that notice was sufficient to comply with Credit Agreement Section 2.3(a) and allow prepayment within 180 days of the Fifth Amendment Effective Date. Lenders assert that notice of prepayment was not provided until the May Notice was delivered to the Agent and that any notice of prepayment must be delivered 30 Business Days prior to the scheduled prepayment date (the “30 Business Day Notice Period”). All parties agree that the May Notice specified June 15, 2017 as the date of prepayment (the “Scheduled Discharge Date”).

E.	Cadiz Inc. asserts (i) that it provided proper and timely notice of prepayment more than 30 Business Days in advance of the anticipated prepayment date; (ii) that the Lenders are not entitled to enforce Section 2.3(a); (iii) that the Lenders have waived the requirements of Section 2.3(a); and therefore, (iv) Cadiz is entitled to prepay amounts due under the Credit Agreement without any further turnover of shares or Warrants, or any other payment or penalty. Cadiz Inc. further asserts that under the circumstances, turnover of shares or Warrants, and any other payments beyond the prepayment amounts would violate the Credit Agreement and constitute an unfair and unenforceable windfall and penalty.

F.	The Lenders assert that they are entitled to the enforcement of Section 2.3(a) and that the Lenders have not waived any requirement of Section 2.3(a), including but not limited to the 30 Business Day Notice Period. The Lenders assert that the Lenders have no obligation to waive any such requirements. The Lenders assert that such a waiver would deprive the Lenders of the interest of the Secured Term Loans to be paid up to the Scheduled Discharge Date and, because May 28, 2017 occurs before the Scheduled Discharge Date, the Warrant Stock that would be available to them under the Warrants.

SECTION I

CONDITIONAL AGREEMENT OF PREPAYMENT

1.	The Lenders hereby agree to accept on or before May 26, 2017, prepayment in full of the Secured Term Loans, by wire transfer of immediately available funds, an amount equal to all Obligations arising under, out of, or in connection with the Credit Agreement, any other Loan Document or any other document made, delivered or given in connection therewith, including, without limitation the Accreted Loan Value of the Secured Term Loans calculated as if such Secured Term Loans remained outstanding as of the Scheduled Discharge Date along with interest that would have accrued through the Scheduled Discharge Date and all other reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Agent, MSD’s reasonable legal fees incurred in connection with this Agreement, not to exceed $115,000.00, and all legal fees to any other Lender that are required to be paid by the Borrower pursuant to the Credit Agreement (all such amounts, the “Payoff Amount”)), provided, however, that notwithstanding the foregoing, Cadiz’s indemnification and reimbursement obligations, and other obligations that, by their express terms, survive termination of the Credit Agreement, in each case shall continue to survive notwithstanding receipt by the Lenders of the Payoff Amount. Notwithstanding the foregoing, absent agreement by the Parties, the determination of whether the Warrants may be exercised by the Lenders shall be made pursuant to the arbitration to be conducted in accordance with Section 2 herein.

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SECTION II

SUBMISSION TO MEDIATION AND ARBITRATION

2.	The Lenders’ acceptance of the Payoff Amount is given as an accommodation. Each party hereto hereby acknowledges and agrees that the parties will submit the following questions to mediation and, if necessary, binding arbitration:

(a)	Whether the 30 Business Day Notice Period in Section 2.3 of the Credit Agreement is enforceable by the Lenders and entitles the Lenders to refuse prepayment prior to the expiration of such 30 Business Day Notice Period.

(b)	Whether the Lenders may not enforce the 30 Business Day Notice Period due to waiver, estoppel, laches, implied agreement, or such similar legal basis.

3.	The Parties agree to conduct the mediation within 60 days of the effective date of this agreement. Notwithstanding the foregoing, either MSD or Cadiz Inc. may terminate the agreement to mediate or the mediation process upon written notice to the other.

4.	In the event of a termination of the agreement to mediate or the mediation process, any remaining disputes shall be resolved exclusively by binding arbitration. This agreement is entered into pursuant to the Federal Arbitration Act. The arbitration shall be governed by the law of New York and the applicable rules of the American Arbitration Association (“AAA”) and shall be conducted before AAA. The exclusive venue for the arbitration shall be New York, New York. The arbitration shall be heard by a panel of three (3) arbitrators. All awards must be issued by means of a written, reasoned opinion and must be by agreement of a majority of the arbitrators. The award shall be final and binding and may be confirmed by entry of a judgment in a state or federal court in New York, New York.

SECTION III

AGREEMENT OF THE PARTIES

5.	Unless otherwise agreed by the applicable parties, in the event that it is determined in arbitration that (a) the 30 Business Day Notice Period is enforceable by the Lenders and entitles the Lenders to refuse prepayment before the expiration of the 30 Business Day Notice Period, and (b) the Lenders did not waive such 30 Business Day Notice Period prior to the date hereof, then notwithstanding any provision of any Warrant to the contrary, then the foregoing arbitration determination shall require Cadiz Inc. to deliver, and Cadiz Inc. shall deliver, to such Lender holder, on the Business Day immediately following such arbitration determination, registered shares of Common Stock (as defined in the Warrants) that would be deliverable by Cadiz Inc., together with any other payment that would be due to such Lender holder from Cadiz Inc., upon a cashless exercise of the applicable Warrant pursuant to Section 2.1(c)(ii) thereof for all Warrant Stock (as defined in such Warrant) as if the Initial Exercise Date and the Exercise Date of such Warrant were the Business Day immediately following such arbitration determination. Such arbitration determination shall also require Cadiz Inc. to comply, and Cadiz Inc. shall comply, with all other provisions of the Warrant, including but not limited to Section 3.6 thereof. Such arbitration determination shall include components of one of the following, as may be applicable: 1) an increase to the number of registered shares of Common Stock to Lenders (which shall be issued on the same basis as the Warrant Stock under the Warrant but without an exercise price) to compensate for losses attributable to the delay in the issuance of such shares, due to a decrease in the value of the shares through the date of issuance; and 2) credit or offset to Cadiz’s obligations and the amount of shares Lender would be entitled to, due to an increase in the value of the shares through the date of issuance. With respect to the foregoing, the arbitrators will assume that each Lender holder would have exercised such Lender holder’s Warrant, and sold the shares issued in respect thereof, in each case on May 30, 2017. For the avoidance of doubt, in the event Cadiz Inc. is unable to deliver registered shares of Common Stock to satisfy any required issuances under this Section 5, Cadiz Inc. shall be required to deliver the difference between the aggregate warrant exercise price ($3,575.00) and the value of shares of Common Stock to be issued in cash by wire transfer to the account designated by each Lender. In the event that Cadiz Inc. fails to comply with this paragraph 5, in addition to all remedies, all protections and rights of each Lender holder shall remain in place as if the Warrants had become exercisable, and had not been exercised, until such registered shares of Common Stock are issued, including, for the avoidance of doubt, any increases in the number of shares of Common Stock issued thereunder due to any anti-dilution protection contained in Article 4 of each Warrant. This paragraph shall operate to prevent the expiration or termination of any Warrant in accordance with its terms, including for the avoidance of doubt, due to there being no principal or interest outstanding on the 180 day following the Fifth Amendment Effective Date.

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6.	Any arbitration determination shall include an award of indemnities, costs and expenses payable pursuant to Section 9.5 of the Credit Agreement and Section 11.3 of each Warrant.

SECTION IV

COOPERATION BY LENDERS

7.	The Lenders agree, and shall instruct the Agent, to fully cooperate with Cadiz in connection with the prepayment contemplated under Section I, including but not limited to causing the May 5, 2017 letter from MSD to the Agent to be rescinded, and to execute such documents and take other actions as may be necessary to effectuate the intent of this Agreement, including but not limited the delivery of a deed or deeds of reconveyance.

SECTION V

GENERAL PROVISIONS

8.	Nothing contained herein shall be deemed or construed as a waiver, admission, concession, res judicata, collateral estoppel, or otherwise relevant in connection with any subsequent action, cause of action, or proceeding relating to the Credit Agreement or the Warrants and any respective claims related thereto.

9.	Each of the parties further agrees to execute documents, instruments, or conveyances of any kind in mutually agreed (such agreement not to be unreasonably withheld) form and substance which may be necessary or advisable to carry out any of the transactions contemplated hereunder and to cooperate with the other party in connection with the foregoing. Each of the parties agrees that any settlement or any other agreement to be made between Cadiz and any Lender hereunder or with respect to any Warrant shall not disproportionately and adversely treat any Warrant of any other Lender (or any rights or remedies of such Lender hereunder or thereunder) compared to any Warrant (or any such rights and remedies) of any other Lender provided that any Lender may settle any or all of its claims with Cadiz so long as such settlement does not prejudice the rights and claims of any other Lender. For the avoidance of doubt, no Lender is acting as an agent or fiduciary for any other Lender hereunder.

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10.	This Agreement may not be modified other than by a signed writing executed by each of the Parties.

11.	This Agreement may be signed in counterpart originals as if signed in one original document.

12.	This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

13.	Nothing in this Agreement shall be construed in favor or to the detriment of any Party in connection with the mediation or arbitration.

14.	This Agreement and all rights and obligations hereunder shall automatically terminate if the Payoff Amount is not received by the Lenders on or before May 26, 2017.

15.	This Agreement shall amend and restate the Payoff Agreement and Stipulation entered into by the Parties on May 23, 2017 (the “Existing Agreement”) in its entirety. The rights and obligations of the Parties under the Existing Agreement shall be subsumed within, and be governed by, this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned has set his or her name to this Amended and Restated Payoff Agreement and Stipulation as of the date set forth above.

CADIZ INC., as a Borrower

By:	/s/ Timothy J. Shaheen
Name: Timothy J. Shaheen
Title: Chief Financial Officer

CADIZ REAL ESTATE LLC, as a Borrower

By:	/s/ Timothy J. Shaheen
Name: Timothy J. Shaheen
Title: Chief Financial Officer

[Amended and Restated Payoff Agreement and Stipulation]

MSD CREDIT OPPORTUNITY MASTER FUND, L.P., as a Lender

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director

[Amended and Restated Payoff Agreement and Stipulation]

MILFAM II L.P., as a Lender

By:	MILFAM LLC
Its:	General Partner

By:	/s/ Lloyd I. Miller III
Name: Lloyd I. Miller III
Title: Manager

[Amended and Restated Payoff Agreement and Stipulation]

WPI-CADIZ FARM CA, LLC, as a Lender

By:	/s/ Marc Robert
Name: Marc Robert
Title: CDO

[Amended and Restated Payoff Agreement and Stipulation]